DANZIG, LTD.

PRIVILEGED AND CONFIDENTIAL

LETTER OF INTENT

May 1, 2006

Richard Pierce
c/o Suite 11405 - 201A Street
Maple Ridge, British Columbia

GFR Pharmaceuticals, Inc.
c/o Suite 11405 - 201A Street
Maple Ridge, British Columbia

Re: Sale of Shares in GFR Pharmaceuticals Inc. (“GFRP”)

Dear Richard Pierce,

I understand that you and/(or your associates) are the principal shareholder(s) of GFR Pharmaceuticals Inc. (“GFRP” or the “Company”) a Nevada corporation, which is a public corporation that has approximately 18 registered shareholders, and is looking for combination with an operating business. You have offered to sell 200,000 shares out of the total of 570,000 shares in the Company which you own or control for the cash sum of $350,000, as part of the transactions outlined herein. There are currently a total of 1,079,940 shares outstanding.

By this Letter of Intent, Danzig, Ltd. (“Danzig”) is accepting your offer, subject to the terms and conditions set out below:

1.	At the closing the Board of Directors of GFRP will appoint Danzig’s nominees to the Board of Directors as additional directors of GFRP.

2.
The Board of Directors will approve after appropriate review (with Pierce abstaining) the settlement of debt with GFR Pharma Ltd. and will approve the acceptance of shares of the capital stock of GFR Pharma Ltd., as full payment of said GFR Pharma Ltd. debt.

3.
The Board of Directors will approve after appropriates review (with Pierce abstaining) the sale of all the shares in the capital of both GFR Pharma Ltd. and GFR Health Ltd. to Richard Pierce or his nominee, for $1.00 in hand, and the release of all claims by Richard Pierce for reimbursement and/or indemnity for funds earned or advanced to the Company’s subsidiaries by Richard Pierce, and for lines of credit for the Company’s subsidiaries which have been guaranteed by Pierce.

4.	Danzig and The 124 Group, Inc. and/or their designees, will purchase 200,000 shares from Richard Pierce for the purchase price of US$350,000 at the closing .

5.
The Board of Directors will also unanimously approve the issuance of 1,260,500 restricted common shares to Danzig and 1,260,500 common shares to The 124 Group, Inc., and/or their designees for consulting services fully rendered, at the closing.

6.
At the closing Danzig will cause to be delivered a cashier’s check for $350,000, or such other form of payment as accepted by Richard Pierce, concurrent with Pierce’s endorsement of 200,000 shares of currently outstanding common stock over to the Buyers.

7.
Upon completion of the closing of the transactions, the current directors and the Company’s management will resign as directors and officers of the Company after nominating individuals selected by Danzig or its designee, to fill the vacancies thereby created.

8.	The Board of Directors will thereafter promptly prepare and file the necessary United States Securities and Exchange Commission filings, including any required Form 8-K.

9.	Immediately upon signing this LOI, Danzig and Danzig’s Buyer will have 30 days for completion of due diligence.

10.
Upon signing this LOI and the completion of Danzig’s and its Buyer’s due diligence, Danzig will cause to be delivered a US$25,000 refundable deposit for the purchase price of the shares, which will be deposited with Davis & Associates in its attorney’s trust account, to be held as a deposit, and to be applied toward the purchase price pursuant to the terms of this LOI.

11.
On or before May 26, 2006, Danzig will cause to be deposited US$325,000 with Davis & Associates in its attorney’s trust account, which will represent the balance of the purchase price for the Shares and which will be held in trust until the earlier of (a)closing, or (b) the termination of this LOI.

12.	The Closing date for all transactions will be June 26, 2006, unless extended in writing and agreed upon by the parties.

13.
This LOI will terminate immediately and be of no further force or effect if Danzig or its Buyer is not satisfied with the results of its due diligence, and all monies on deposit shall be returned to the entity which put the funds on deposit.

14.
During the 30 days between this date and the closing, you will provide to Danzig and attorneys for its Buyer to whom it may resell certain of the shares received, a copy of all corporate books, records and documents for review, as part of Danzig’s and Buyer’s due diligence. This will specifically include, but not by way of limitation, the Articles, Bylaws and the original Minute Books and a current shareholder list for the Company.

15.
You will instruct the Company’s outside CPA’s and attorneys to interface with Danzig and its Buyer, and their advisers, to provide all information about the Company and answer all questions to the best of their knowledge.

16.
Danzig’s Buyer will conduct a diligence review of the Company, and may contact directly, or through Agents, the Company’s officers, directors, attorneys, outside CPA’s, existing creditors, and potential creditors, in connection with this review.

17.	The Company will have no liabilities at closing.

18.
Danzig and Danzig’s Buyer must each approve the condition of the Company, as a condition precedent to Buyer’s obligations to go forward and close the transaction. If Danzig or Danzig’s Buyer or The 124 Group, Inc. disapproves the condition of the Company, this LOI shall automatically terminate and be of no further force or effect.

19.
Prior to closing, attorneys for Danzig’s Buyer will prepare a detailed representation Agreement, which shall contain the representations and warranties Pierce will be required to make as an officer on behalf of the Company, and as the Seller of the shares, which representations are to be to the best of his knowledge.

20.
All press releases and public announcements regarding the transaction contemplated by this LOI will be agreed to and prepared jointly by GFR and Danzig, unless GFR is required by law to disseminate a news release, in which case GFR will use its best efforts to implement any comments from Danzig.

21.	We shall each bear our own costs associated with the transaction contemplated by this LOI.

22.	During the period of due diligence review, Pierce agrees not to offer the shares for sale to anyone else, nor to provide any information to any other potential buyer for his shares in the Company.

23.
The operating company that will be merged into the Company after the close, (or acquired in a stock for stock exchange), will be Pallane Medical Pty, Ltd., (or perhaps its US parent). Upon consummation of the acquisition of Pallane Medical, there will be 18,000,000 shares outstanding. If for any reason another company other then Pallane Medical, or its US parent, is proposed to be acquired by the Company, Pierce shall first approve in writing such other company after receiving full disclosure about it, and if he does not do so, this LOI shall be of no further force or effect.

If the above terms are acceptable, please sign below, whereby this shall become a binding agreement between us.

Very truly yours,

Danzig, Ltd.
By: __/s/ Elliot Foxcroft__________________

Name: Elliot Foxcroft

Agreed and Accepted as of the dated written herein:

Richard Pierce, Individually: ______/s/ Richard Pierce_________
Date:

GFR PHARMACEUTICALS , Inc.

By: Richard Pierce ______/s/ Richard Pierce_________
Title: Chairman & CEO
Date: